As filed with the Securities and Exchange Commission on November 7, 2024

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_____________________

Avalo Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	45-0705648
(State or other Jurisdiction	(I.R.S. employer identification number)
of Incorporation or Organization)

540 Gaither Road, Suite 400 Rockville, Maryland 20850
(Address, including zip code, of registrant’s principal executive offices)
Avalo Therapeutics, Inc. Fourth Amended and Restated 2016 Equity Incentive Plan
Avalo Therapeutics, Inc. Amended and Restated 2016 Employee Stock Purchase Plan
(Full title of the plans)

Christopher Sullivan, Chief Financial Officer
Avalo Therapeutics, Inc.
540 Gaither Road, Suite 400
Rockville, Maryland 20850
(410) 522-8707
(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

Andrew J. Gibbons, Esq. Alexander M. Donaldson, Esq. Wyrick Robbins Yates & Ponton LLP 4101 Lake Boone Trail, Suite 300 Raleigh, North Carolina 27607 (919) 781-4000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if smaller reporting company)	Smaller reporting company	☒
			Emerging Growth Company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.☐

EXPLANATORY NOTE

This Registration Statement is being filed to register:

•an additional (i) 32,070 shares of common stock issuable pursuant to Section 3(a)(ii) of the Avalo Therapeutics, Inc. (the “Registrant”) Third Amended and Restated 2016 Equity Incentive Plan and (ii) 3,508,804 shares of common stock of the Registrant issuable pursuant to the Avalo Therapeutics, Inc. Fourth Amended and Restated 2016 Equity Incentive Plan (the “2016 Stock Plan”); and

•an additional (i) 174 shares of common stock of the Registrant pursuant to Section 3(a) of the Avalo Therapeutics, Inc. 2016 Employee Stock Purchase Plan and (ii) 233,920 shares of common stock of the Registrant issuable pursuant to the Avalo Therapeutics, Inc. Amended and Restated 2016 Employee Stock Purchase Plan (the “ESPP”);

all of which are securities of the same class for which Registration Statements on Form S-8 are effective. Accordingly, the contents of the previous Registration Statements on Form S-8 filed by the Registrant with the Securities and Exchange Commission (the “Commission”) on May 20, 2016 (File No. 333-211490), May 20, 2016 (File No. 333-211491), August 10, 2018 (File No. 333-226767), August 6, 2020 (File No. 333-241661), May 13, 2021 (File No. 333-256082), May 13, 2021 (File No. 333-256083), November 7, 2022 (File No. 333-268199), and May 4, 2023 (File No. 333-271655), including periodic and current reports filed after the previous Registration Statements on Form S-8 to maintain current information about the Registrant, are incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8.

The additional shares are the result of (i) the annual automatic increase provision of Section 3(a)(ii) of the 2016 Plan (prior to its amendment and restatement on August 13, 2024) and Section 3(a) of the ESPP (prior to its amendment and restatement on August 13, 2024) and (iii) the increase in the shares reserved for issuance under each of the 2016 Plan and the ESPP approved by the stockholders of the Registrant on August 13, 2024.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Commission are incorporated herein by reference:
(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Commission on March 29, 2024, pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b) The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31 (as amended by Form 10-Q/A), June 30 and September 30, 2024, filed with the Commission on May 13 (and amended on July 11), August 12 and November 7, 2024, respectively, pursuant to Section 13(a) of the Exchange Act;

(c) The Registrant’s Current Reports on Form 8-K filed pursuant to Section 13(a) of the Exchange Act on January 31, March 28 (as amended by Forms 8-K/A filed on June 3 and June 24), May 23, June 24 (two filings), July 9, July 16, July 30, August 14, September 4, September 9, October 8, 2024; and

(d) The description of the Registrant’s common stock contained in Exhibit 4.16 to the Registrant’s Form 10-K for the fiscal year ended December 31, 2023, filed with the Commission on March 29, 2024, including any amendments or reports filed for the purpose of updating such description.

All documents or portions thereof filed, but not furnished, by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered under this Registration Statement have been sold or which deregisters all securities then remaining unsold shall be considered incorporated by reference herein and to be a part hereof from the date the documents are filed. In no event, however, will any of the information, including exhibits, that we disclose under Item 2.02 or Item 7.01 of any report on Form 8-K that has been or may be, from time to time, furnished to the Commission, be incorporated by reference into or otherwise become a part of this Registration Statement.

Any statement contained in a document incorporated or considered incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that also is or is considered incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be considered, except as so modified or superseded, to constitute a part hereof.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful. In the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

The Registrant’s Certificate of Incorporation and Bylaws provide that its directors and officers will be indemnified by the Registrant to the fullest extent authorized by the Delaware General Corporation Law. In addition, the Registrant’s Certificate of Incorporation provides, as permitted by Section 102(b)(7) of the Delaware General Corporation Law, that its directors will not be liable for monetary damages to the Registrant for breaches of their fiduciary duty as directors, unless they (i) violated their duty of loyalty to the Registrant or its stockholders, (ii) acted, or failed to act, in good faith, (iii) acted with intentional misconduct, (iv) knowingly or intentionally violated the law, (v) authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or (vi) derived an improper personal benefit from their actions as directors.

The Registrant’s Bylaws also permit the Registrant to secure insurance on behalf of any officer, director, employee, or agent for any liability arising out of his or her actions, regardless of whether Delaware General Corporation Law would permit indemnification. The Registrant has purchased a policy of directors’ and officers’ liability insurance that insures its directors and officers.

In addition, the Registrant has also entered into an indemnification agreement with certain of its directors and officers. The indemnification agreements require the Registrant to indemnify and hold harmless and advance expenses to each indemnitee in respect of acts or omissions occurring prior to the time the indemnitee ceases to be an officer and/or director of the Registrant to the fullest extent permitted by applicable law. The rights provided in the indemnification agreements are in addition to the rights provided in the Registrant’s Certificate of Incorporation, Bylaws, and the Delaware General Corporation Law.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

4.1
Amended and Restated Certificate of Incorporation of Avalo Therapeutics, Inc. (incorporated by reference to Exhibit 3.1.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on May 17, 2018).

4.2
Certificate of Amendment to Amended and Restated Certificate of Incorporation of Avalo Therapeutics, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on August 26, 2021).

4.3
Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Avalo Therapeutics, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on July 7, 2022).

4.4
Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Avalo Therapeutics, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on December 28, 2023).

4.5	Avalo Therapeutics, Inc. Fifth Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 29, 2024).
5.1*	Opinion of Wyrick Robbins Yates & Ponton LLP.
10.1	Avalo Therapeutics, Inc. Fourth Amended and Restated 2016 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on August 14, 2024).
10.2
Avalo Therapeutics, Inc. Amended and Restated 2016 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on August 14, 2024).

23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2*	Consent of Wyrick Robbins Yates & Ponton LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on signature page to this Registration Statement on Form S-8).
107*	Filing Fee Table.

* Filed herewith.
[THE NEXT PAGE IS THE SIGNATURE PAGE]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland, on the 7th day of November, 2024.

AVALO THERAPEUTICS, INC.

By:	/s/ Christopher Sullivan
Christopher Sullivan
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Garry A. Neil and Christopher Sullivan, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Garry A. Neil, M.D.	Chief Executive Officer, Director and Chairman	November 7, 2024
Garry A. Neil, M.D.	(Principal Executive Officer)

/s/ Christopher Sullivan	Chief Financial Officer	November 7, 2024
Christopher Sullivan	(Principal Financial and Accounting Officer)

/s/ June Almenoff, M.D., Ph.D.	Director	November 7, 2024
June Almenoff, M.D., Ph.D.

/s/ Mitchell Chan	Director	November 7, 2024
Mitchell Chan

/s/ Jonathan Goldman, M.D.	Director	November 7, 2024
Jonathan Goldman, M.D.

/s/ Aaron Kantoff	Director	November 7, 2024
Aaron Kantoff

/s/ Gilla Kaplan, Ph.D.	Director	November 7, 2024
Gilla Kaplan, Ph.D.

/s/ Samantha Truex	Director	November 7, 2024
Samantha Truex

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